Exhibit 3.50

ARTICLES OF INCORPORATION

OF

CASH AMERICA, INC. OF COLORADO

1. The name of the Corporation is Cash America, Inc. of Colorado (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Colorado is 1400 Glenarm Place, Denver, Colorado 80202. The name of the registered agent of the Corporation at such address is Prentice-Hall Corporation System, Inc.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the Colorado Corporation Code. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

4. The total number of authorized shares of capital stock of the Corporation shall be one thousand (1,000) shares of Common Stock, par value of one cent ($0.01) per share.

5. No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

6. The number of directors constituting the initial Board of Directors of the Corporation is two (2), and the name and address of each person who is to serve as a director until the first annual meeting of the stockholders or until his successor is elected and qualified are:

Name	Address

Jack R. Daugherty	1600 West 7th Street Fort Worth, Texas 76102

Daniel R. Feehan	1600 West 7th Street Fort Worth, Texas 76102

Election of directors need not be by written ballot unless the Bylaws shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

7. The Corporation is to have perpetual existence.

8. A director of the Corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Colorado Corporation Code, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

9. The name and mailing address of the incorporator of the Corporation is Hugh A. Simpson, 1600 West 7th Street, Fort Worth, Texas 76102.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Colorado Corporation Code, does make these Articles of Incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 23rd day of June, 1992.

/s/ HUGH A. SIMPSON
Hugh A. Simpson